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              [ROSENBERG RICH BAKER BERMAN & COMPANY LETTERHEAD]


                         INDEPENDENT AUDITORS' CONSENT

To the Board of Directors of
Worldwide Entertainment & Sports Corp.

We consent to the use in this Registration Statement of Worldwide Entertainment & Sports Corp. on Form SB-2 of our report dated February 5, 1996 (except as to Notes A(2), C, F, H and K which are dated July 17, 1996 and Note L which is dated September 1, 1996), appearing in the Prospectus, which is part of this Registration Statement.


We also consent to the reference to us under the headings "Selected Consolidated Financial Data" and "Experts" in such Prospectus.

                                           Rosenberg Rich Baker Berman & Co.

Maplewood, New Jersey
October 17, 1996


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